Exhibit 16.1

Suite 1206, 12/F., Tower 6 The Gateway, Harbour City, 9 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong T +852 2250 1000 F +852 2250 1001

September 1, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: IT Tech Packaging, Inc. — Form 8-K Item 4.01 Disclosures

(Commission File No. 001-34577)

Dear Commissioners:

We have read the statements made by IT Tech Packaging, Inc. under Item 4.01(a) of its Current Report on Form 8-K dated August 29, 2026, and are in agreement with the statements contained therein concerning Montis CPA Limited.

We have no basis to agree or disagree with the statements made by IT Tech Packaging, Inc. under Item 4.01(b) of said Form 8-K or other statements contained elsewhere in the report.

Yours faithfully,

Montis CPA Limited

Certified Public Accountants

Hong Kong

/s/ Montis CPA